Exhibit 99.2
Second Quarter Earnings Conference Call June 3, 2010

Agenda 1 Introduction of Call Participants 2 Second Quarter 2010 Highlights 3 Financial Review 4 Operating Results 5 Fiscal 2010 Annual Guidance

Forward Looking Statement This presentation contains forward-looking statements that set forth management's anticipated results based on management's current plans and assumptions. In addition, the financial results reported in this presentation continue to be subject to adjustment until filing of the Company's quarterly report on Form 10-Q for the quarter ended April 30, 2010. Any number of factors could cause the Company's actual results to differ materially from those anticipated. Factors that could cause actual results to differ include but are not limited to the following: (1) risks relating to our acquisition strategy may adversely impact our results of operations; (2) intense competition can constrain our ability to gain business, as well as our profitability; (3) we are subject to volatility associated with high deductibles for certain insurable risks; (4) an increase in costs that we cannot pass on to clients could affect our profitability; (5) we provide our services pursuant to agreements which are cancelable by either party upon 30 to 60 days' notice; (6) our success depends on our ability to preserve our long-term relationships with clients; (7) our transition to a shared services function could create disruption in functions affected; (8) we incur significant accounting and other control costs that reduce profitability; (9) a decline in commercial office building occupancy and rental rates could affect our revenues and profitability; (10) deterioration in economic conditions in general could further reduce the demand for facility services and, as a result, reduce our earnings and adversely affect our financial condition; (11) the financial difficulties or bankruptcy of one or more of our major clients could adversely affect results; (12) our ability to operate and pay our debt obligations depends upon our access to cash; (13) because ABM conducts business operations through operating subsidiaries, we depend on those entities to generate the funds necessary to meet financial obligations; (14) certain future declines or fluctuations in the fair value of our investments in auction rate securities that are deemed other-than-temporarily impaired could negatively impact our earnings; (15) uncertainty in the credit markets and the financial services industry may impact our ability to collect receivables on a timely basis and may negatively impact our cash flow; (16) any future increase in the level of debt or in interest rates can affect our results of operations; (17) an impairment charge could have a material adverse effect on our financial condition and results of operations; (18) we are defendants in several class and representative actions or other lawsuits alleging various claims that could cause us to incur substantial liabilities; (19) since we are an attractive employer for recent emigres to this country and many of our jobs are filled by such, changes in immigration laws or enforcement actions or investigations under such laws could significantly adversely affect our labor force, operations and financial results and our reputation; (20) labor disputes could lead to loss of revenues or expense variations; (21) federal health care reform legislation may adversely affect our business and results of operations; (22) we participate in multi-employer defined benefit plans which could result in substantial liabilities being incurred; and (23) natural disasters or acts of terrorism could disrupt our services. Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company's Annual Report on Form 10-K for the year ended October 31, 2009 and in other reports we file from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Statements Relating to Non-GAAP Financial Measures During the course of this presentation, certain non- GAAP financial measures described as "Adjusted EBITDA," "Adjusted Income from Continuing Operations," "Adjusted Income from Continuing Operations per Diluted Share" and "Free Cash Flow from continuing operations" that were not prepared in accordance with U.S. GAAP will be presented. A reconciliation of these non-GAAP financial measures to GAAP financial measures is available on the Company's website under "Investor Relations" and at the end of this presentation.

Second Quarter 2010 Financial Highlights

Second Quarter 2010 Fiscal Highlights Essentially met our expectations for the second quarter Revenue flat year-over-year as economic pressures continue to abate Year-over-year Adjusted Income from Continuing Operations per diluted share down 28% to $0.23 One additional day of labor expense accounted for $0.04 Higher State Unemployment Insurance expense added $0.03 Incremental depreciation for IT upgrades added $0.01 Cash Flow from continuing operations of $50 million, up $19.1 million Free Cash Flow from continuing operations of $45.1 million Announced our 177th consecutive dividend

Q2 Financial Results (unaudited)

Q2 Financial Results (unaudited)

Cash Flow Highlights (unaudited)

Condensed Balance Sheet (unaudited)

Division Revenues1 Summary Revenue flat year-over-year with lower than anticipated contribution from janitorial segment All segments reporting improved sales pipeline and activity Engineering revenue up 22.8% year-over-year as division secures new clients and continues to build on momentum Parking experienced modest pickup from airport clients Recently secured new landscaping and stadium business 1 Excludes Corporate

Division Profits1 Summary Second quarter profit impacted from one additional day of labor expense and higher state unemployment expenses. Combined, the impact was approximately $6 million dollars Engineering achieves another quarter of double-digit growth Parking benefits from higher profit at airports Security profitability down from lower revenues 1 Excludes Corporate

Fiscal 2010 Outlook Continue to anticipate revenue improvement in second half of fiscal year Cost controls and operational efficiencies implemented in second quarter will benefit remainder of fiscal year Expect operating cash flow to remain strong On track to leverage investments in infrastructure for 2011 savings Guidance Reiterating previously issued range for full year income from continuing operations of $1.25 to $1.35 per diluted share Adjusted income from continuing operations of $1.35 to $1.45 per diluted share The third quarter has one fewer work day compared to the third quarter of 2009

Appendix

Unaudited Reconciliation of non-GAAP Financial Measures (in thousands)

Unaudited Reconciliation of non-GAAP Financial Measures (in thousands, except per share data)

Unaudited Reconciliation of non-GAAP Financial Measures (in thousands)

Unaudited Reconciliation of non-GAAP Financial Measures